FSI LOW BETA ABSOLUTE RETURN FUND, TEI

(a Delaware statutory trust)

AGREEMENT AND DECLARATION OF TRUST

AGREEMENT AND DECLARATION OF TRUST

THIS AGREEMENT AND DECLARATION OF TRUST (“Declaration of Trust”), dated August 1, 2011, is made on by and on behalf by the FSI Low Beta Absolute Return Fund, TEI, a Delaware statutory trust (the “Trust”), by the undersigned Trustee.

WHEREAS, the undersigned Trustee desires to establish the Trust for the investment and reinvestment of funds contributed thereto;

WHEREAS, the Trustee desires that the beneficial interest in the Trust assets be divided into transferable units as provided herein; and

WHEREAS, the Trustee declares that all money and property contributed to the Trust established hereunder shall be held and managed in trust for the benefit of the holders of the units of beneficial interest issued hereunder and subject to the provisions hereof.

NOW, THEREFORE, in consideration of the foregoing, the undersigned Trustee hereby declares that all money and property contributed to the Trust hereunder shall be held and managed in trust under this Declaration of Trust (also referred to as the “Trust Instrument”) as set forth herein.

ARTICLE I
NAME AND DEFINITIONS

Section 1.1

Name.  The name of the trust established hereby is the “FSI Low Beta Absolute Return Fund, TEI.”

Section 1.2

Definitions.  Wherever used herein, unless otherwise required by the context or specifically provided, the following terms shall have the following meanings:

(a)

“Act” means the Delaware Statutory Trust Act, 12 Del. Code §§ 3801 et seq., as from time to time amended;

(b)

“By-laws” means the By-laws of the Trust referred to in Section 4.1(e) hereof, as from time to time amended;

(c)

The terms “Affiliated Person,” “Assignment,” “Commission,” “Interested Person” and “Principal Underwriter” shall have the meanings given them in the 1940 Act.  “Majority Unitholder Vote” shall have the same meaning as the term “vote of a majority of the outstanding voting securities” is given in the 1940 Act;

(d)

“Capital Account” means, with respect to each Unitholder, the capital account established and maintained on behalf of the Unitholder in accordance with Section 7.3 hereof.

(e)

“Capital Contribution” means the contribution of, if any, made, or to be made, as the context requires, to the capital of the Trust by a Unitholder or former Unitholder, as the case may be.

(f)

“Closing Date” means the initial closing date on which the Trust accepts Capital Contributions from one or more Unitholders and issues Units in consideration therefor.

(g)

“Code” refers to the Internal Revenue Code of 1986 and the rules and regulations thereunder, all as may be amended from time to time.

(h)               “Fiscal Period” for the Trust means the period commencing on the Closing Date, and thereafter each period commencing on the date following the last day of the preceding Fiscal Period and ending at the close of business on the first to occur of the following dates:

(1)               the last day of a Fiscal Year;

(2)               the day preceding the date as of which a contribution to the capital of the Trust is made by any Unitholder in accordance with Section 7.1 hereof;

(3)               the day on which the Trust repurchases the Units of any Unitholder in accordance with Section 8.2 hereof;

(4)               the date as of which the Trust admits a substituted Unitholder to whom or which any Units of a Unitholder have been transferred (unless the transfer resulted in no change of beneficial ownership of the Units);

(5)               the day of which any amount is credited to or debited against the Capital Account of any Unitholder, other than an amount that is credited to or debited against the Capital Accounts of all Unitholders in accordance with their respective Investment Percentages; or

(6)               December 31st or any other date that is the last day of the taxable year of the Trust.

(i)

“Investment Percentage” means a percentage established for each Unitholder on the Trust’s books as of the first day of each Fiscal Period.  The Investment Percentage of a Unitholder for a Fiscal Period will be determined by dividing the balance of the Unitholder’s Capital Account as of the commencement of the Fiscal Period by the sum of the Capital Accounts of all of the Unitholders of the Trust as of the commencement of the Fiscal Period.  The sum of the Investment Percentages of all Unitholders of the Trust  for each Fiscal Period will equal 100%.

(j)

“Net Assets” means the total value of all assets of the Trust, less an amount equal to all accrued debts, liabilities and obligations of the Trust, calculated before giving effect to any repurchases of Units.

(k)

“Net Asset Value” means the net asset value of the Trust determined in the manner provided in Section 8.3 hereof;

(l)

“Net Profit” or “Net Loss” means the amount by which the Net Assets as of the close of business on the last day of a Fiscal Period exceed (in the case of Net Profit) or are less than (in the case of Net Loss) the Net Assets as of the commencement of the same Fiscal Period (or, with respect to the initial Fiscal Period of the Trust at the close of business on the Closing Date), the amount of any Net Profit or Net Loss to be adjusted to exclude any items to be allocated among the Capital Accounts of the Unitholders on a basis that is not in accordance with the Investment Percentages of all Unitholders as of the commencement of the Fiscal Period in accordance with Section 7.6 of this Declaration.

(m)

“Outstanding Units” means those Units recorded from time to time in the books of the Trust or its transfer agent as then issued and outstanding, but shall not include Units which have been redeemed or repurchased by the Trust and which are at the time held in the treasury of the Trust;

(n)

“Special Unitholder” means Financial Solutions, Inc. or any other entity that it, from time to time, designated as the Special Unitholder.

(o)

“Trust” refers to the FSI Low Beta Absolute Return Fund, TEI;

(p)

“Trustee” or “Trustees” means the person or persons who has or have signed this Trust Instrument, so long as such person or persons shall continue in office in accordance with the terms hereof, and all other persons who may from time to time be duly qualified and serving as Trustees in accordance with the provisions of Article III hereof, and reference herein to a Trustee or to the Trustees shall refer to the individual Trustees in their capacity as Trustees hereunder;

(q)

“Trust Property” means any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust, or the Trustees on behalf of the Trust.

(r)

“Unitholder” means a record owner of Outstanding Units of the Trust;

(s)

“Units” means the equal proportionate transferable units of beneficial interest into which the beneficial interest of the Trust shall be divided and may include fractions of Units as well as whole Units;

(t)  “Valuation Date” means the date on which the value of Units being repurchased will be determined by the Trustees in their sole discretion.

(u)

The “1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations thereunder, all as may be amended from time to time.

ARTICLE II
BENEFICIAL INTEREST

Section 2.1

Units of Beneficial Interest.  The beneficial interest in the Trust shall be divided into such transferable Units as the Trustees shall from time to time create and establish.  The number of Units of the Trust authorized hereunder is unlimited.  Each Unit shall have a par value of $0.001, unless otherwise determined by the Trustees in connection with the creation and establishment of the Trust.  All Units issued hereunder, including, without limitation, Units issued in connection with a dividend in Units or a split or reverse split of Units, shall be fully paid and nonassessable.

Section 2.2

Issuance of Units.  The Trustees in their discretion may, from time to time, without vote of the Unitholders, issue Units to such party or parties and for such amount and type of consideration (or for no consideration if pursuant to a Unit dividend or split-up), subject to applicable law, including cash or securities, at such time or times and on such terms as the Trustees may deem appropriate, and may in such manner acquire other assets (including the acquisitions of assets subject to, and in connection with, the assumption of liabilities) and businesses.  In connection with any issuance of Units, the Trustees may issue fractional Units and Units held in the treasury.  The Trustees may from time to time divide or combine the Units into a greater or lesser number without thereby changing the proportionate beneficial interests in the Trust.

Any Trustee, officer or other agent of the Trust, and any organization in which any such person is interested, may acquire, own, hold and dispose of Units to the same extent as if such person were not a Trustee, officer or other agent of the Trust; and the Trust may issue and sell or cause to be issued and sold and may purchase Units from any such person or any such organization subject only to the general limitations, restrictions or other provisions applicable to the sale or purchase of Units generally.

Section 2.3

Register of Units and Unit Certificates.  A register shall be kept at the principal office of the Trust or an office of the Trust’s transfer agent which shall contain the names and addresses of the Unitholders, the number of Units held by them and a record of all transfers thereof.  As to Units for which no certificate has been issued, such register shall be conclusive as to who are the holders of the Units and who shall be entitled to receive dividends or other distributions or otherwise to exercise or enjoy the rights of Unitholders.  No Unitholder shall be entitled to receive payment of any dividend or other distribution, nor to have notice given to him or her as herein or in the By-laws provided, until he or she has given his or her address to the transfer agent or such other officer or agent of the Trust as shall keep the said register for entry thereon.  The Trustees, in their discretion, may authorize the issuance of Unit certificates and promulgate appropriate rules and regulations as to their use.  In the event that one or more certificates are issued, whether in the name of a Unitholder or a nominee, such certificate or certificates shall constitute evidence of ownership of Units for all purposes, including transfer, assignment or sale of such Units, subject to such limitations as the Trustees may, in their discretion, prescribe.

Section 2.4

Transfer of Units.  Except as otherwise provided by the Trustees, Units shall be transferable on the records of the Trust only in accordance with Section 8.1 herein and only by the record holder thereof or by his or her agent thereunto duly authorized in writing, upon delivery to the Trustees or the Trust’s transfer agent of a duly executed instrument of transfer, together with a Unit certificate, if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Trustees.  Upon such delivery the transfer shall be recorded on the register of the Trust.  Until such record is made, the Unitholder of record shall be deemed to be the holder of such Units for all purposes hereunder and neither the Trustees nor the Trust, nor any transfer agent or registrar nor any officer, employee or agent of the Trust shall be affected by any notice of the proposed transfer.

Section 2.5

Treasury Units.  Units held in the treasury shall, until reissued pursuant to Section 2.2 hereof, not confer any voting rights on the Trustees, nor shall such Units be entitled to any distributions declared with respect to the Units.

Section 2.6

Investment in the Trust.  The Trustees shall accept investments in the Trust  from such persons and on such terms as they may from time to time authorize.  At the Trustees’ discretion, such investments, subject to applicable law, may be in the form of cash or securities in which the Trust is authorized to invest, valued as provided in Section 8.3 hereof.  Unless the Trustees otherwise determine, investments in the Trust shall be credited to each Unitholder’s account in the form of full Units at the Net Asset Value per Unit next determined after the investment is received.  Without limiting the generality of the foregoing, the Trustees may, in their sole discretion, (a) fix the Net Asset Value per Unit of the initial Capital Contribution, (b) impose sales or other charges upon investments in the Trust or (c) issue fractional Units.

Section 2.7

No Preemptive Rights.  Unitholders shall have no preemptive or other similar rights to subscribe to any additional Units or other securities issued by the Trust or the Trustees.

Section 2.8

Legal Proceedings.  No person, other than a Trustee, who is not a Unitholder shall be entitled to bring any derivative action, suit or other proceeding on behalf of or with respect to the Trust.  No Unitholder may maintain a derivative action with respect to the Trust unless holders of at least 10% of the outstanding Units of the Trust join in the bringing of such action.  Except as otherwise provided in Section 3816 of the Act and the foregoing provisions of this Section 2.8, all matters relating to the bringing of derivative actions in the right of the Trust shall be governed by the General Corporation Law of the State of Delaware relating to derivative actions, and judicial interpretations thereunder, as if the Trust were a Delaware corporation and the Unitholders were shareholders of a Delaware corporation.

In addition to the requirements set forth in Section 3816 of the Act, a Unitholder may bring a derivative action on behalf of the Trust only if the following conditions are met:  (a) the Unitholder or Unitholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed; and a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, has a personal financial interest in the transaction at issue, and a Trustee shall not be deemed interested in a transaction or otherwise disqualified from ruling on the merits of a Unitholder demand by virtue of the fact that such Trustee receives remuneration for his service as a Trustee of the Trust or as a trustee or director of one or more investment companies that are under common management with or otherwise affiliated with the Trust; and (b) unless a demand is not required under clause (a) of this paragraph, the Trustees must be afforded a reasonable amount of time to consider such Unitholder request and to investigate the basis of such claim; and the Trustees shall be entitled to retain counsel or other advisers in considering the merits of the request and shall require an undertaking by the Unitholders making such request to reimburse the Trust for the expense of any such advisers in the event that the Trustees determine not to bring such action.  For purposes of this Section 2.8, the Trustees may designate a committee of one Trustee to consider a Unitholder demand if necessary to create a committee with a majority of Trustees who do not have a personal financial interest in the transaction at issue.

Section 2.9

Status of Units.  Units shall be deemed to be personal property giving only the rights provided in this instrument.  Every Unitholder by virtue of having become a Unitholder shall be held to have expressly assented and agreed to the terms hereof.  The death of a Unitholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Unitholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust.  Ownership of Units shall not entitle the Unitholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Units constitute the Unitholders partners.

ARTICLE III
THE TRUSTEES

Section 3.1

Management of the Trust.  The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property and business in their own right, but with such powers of delegation as may be permitted by this Trust Instrument.  The Trustees shall have power to conduct the business of the Trust and carry on its operations in any and all of its branches and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, in any and all commonwealths, territories, dependencies, colonies, or possessions of the United States of America, and in any foreign jurisdiction and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned.  Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive.  In construing the provisions of this Trust Instrument, the presumption shall be in favor of a grant of power to the Trustees.

The enumeration of any specific power in this Trust Instrument shall not be construed as limiting the aforesaid power.  The powers of the Trustees may be exercised without order of or resort to any court.

Except for the Trustees named herein or appointed pursuant to Section 3.8, or Trustees appointed to fill vacancies pursuant to Section 3.3 hereof, the Trustees shall be elected by the Unitholders owning of record a plurality of the Units voting at a meeting of Unitholders.  The initial Trustee of the Trust shall be Gary W. Gould.

Section 3.2

Term of Office of Trustees.  Each Trustee shall hold office during the existence of this Trust, and until its termination as herein provided; except: (a) that any Trustee may resign by written instrument signed by him or her and delivered to the Chairman, President, Secretary, or other Trustee of the Trust, which shall take effect upon such delivery or upon such later date as is specified therein; (b) that any Trustee may be removed, with or without cause, at any time by written instrument, signed by a majority of the Trustees prior to such removal, specifying the date when such removal shall become effective; (c) that any Trustee who requests in writing to be retired or who has died, become physically or mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; and (d) that a Trustee may be removed, with or without cause, at any meeting of the Unitholders of the Trust by a vote of Unitholders owning at least two-thirds of the outstanding Units.

Section 3.3

Vacancies and Appointment of Trustees.  In case of the declination to serve, death, resignation, retirement, removal, physical or mental incapacity by reason of disease or otherwise of a Trustee, or a Trustee is otherwise unable to serve, or an increase in the number of Trustees, a vacancy shall occur.  Whenever a vacancy in the Board of Trustees shall occur, until such vacancy is filled, the other Trustees shall have all the powers hereunder and the certificate of the other Trustees of such vacancy shall be conclusive.  In the case of an existing vacancy, the remaining Trustee or Trustees shall fill such vacancy by appointing such other person as such Trustee or Trustees in their discretion shall see fit consistent with the limitations under the 1940 Act, unless such Trustee or Trustees determine, in accordance with Section 3.5, to decrease the size of the Board to the number of remaining Trustees.

An appointment of a Trustee may be made by the Trustees then in office in anticipation of a vacancy to occur by reason of retirement, resignation or increase in number of Trustees effective at a later date, provided that said appointment shall become effective only at or after the effective date of said retirement, resignation or increase in number of Trustees.

An appointment of a Trustee shall be effective upon the acceptance of the person so appointed to serve as Trustee, except that any such appointment in anticipation of a vacancy shall become effective at or after the date such vacancy occurs.

Section 3.4

Temporary Absence of Trustee.  Any Trustee may, by power of attorney, delegate his or her power for a period not exceeding six months at any one time to any other Trustee or Trustees, provided that in no case shall less than two Trustees personally exercise the other powers hereunder except as herein otherwise expressly provided or unless there is only one or two Trustees.

Section 3.5

Number of Trustees.  The number of Trustees shall be one, or such other number as shall be fixed from time to time by the Trustees.

Section 3.6

Effect of Death, Resignation, Etc. of a Trustee.  The declination to serve, death, resignation, retirement, removal, incapacity, or inability of the Trustees, or any one of them, shall not operate to terminate the Trust or to revoke any existing agency created pursuant to the terms of this Trust Instrument.

Section 3.7

Ownership of Assets of the Trust.  Legal title in and beneficial ownership of all of the assets of the Trust shall at all times be considered as vested in the Trust, except that the Trustees may cause legal title in and beneficial ownership of any Trust Property to be held by, or in the name of one or more of the Trustees acting for and on behalf of the Trust, or in the name of any person as nominee acting for and on behalf of the Trust.  No Unitholder shall be deemed to have a severable ownership interest in any individual asset of the Trust, or any right of partition or possession thereof, but each Unitholder shall have, except as otherwise provided for herein, a proportionate undivided beneficial interest in the Units.  The Units shall be personal property giving only the rights specifically set forth in this Trust Instrument.  The Trust, or at the determination of the Trustees, one or more of the Trustees or a nominee acting for and on behalf of the Trust, shall be deemed to hold legal title and beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized, or existing under the laws of any jurisdiction, including the laws of any foreign country.

Section 3.8

No Accounting.  Except to the extent required by the 1940 Act or, if determined to be necessary or appropriate by the other Trustees under circumstances which would justify his or her removal for cause, no person ceasing to be a Trustee for reasons including, but not limited to, death, resignation, retirement, removal or incapacity (nor the estate of any such person) shall be required to make an accounting to the Unitholders or remaining Trustees upon such cessation.

ARTICLE IV
POWERS OF THE TRUSTEES

Section 4.1

Powers.  The Trustees in all instances shall act as principals, and are and shall be free from the control of the Unitholders.  The Trustees shall have full power and authority to do any and all acts and to make and execute any and all contracts and instruments that they may consider necessary or appropriate in connection with the management of the Trust.  The Trustees shall have full authority and power to make any and all investments which they, in their sole discretion, shall deem proper to accomplish the purpose of this Trust.  Subject to any applicable limitation in this Trust Instrument, the Trustees shall have power and authority:

(a) To invest and reinvest cash and other property, and to hold cash or other property uninvested, and to sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust;

(b) To operate as and carry on the business of an investment company, and exercise all the powers necessary and appropriate to the conduct of such operations, including the power to invest all or any part of its assets in the securities of another investment company;

(c) To borrow money and in this connection issue notes or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security the Trust Property; to endorse, guarantee, or undertake the performance of an obligation, liability or engagement of any person and to lend Trust Property;

(d) To provide for the distribution of interests of the Trust either through a Principal Underwriter in the manner hereinafter provided for or by the Trust itself, or both, or otherwise pursuant to a plan of distribution of any kind;

(e) To adopt By-laws not inconsistent with this Trust Instrument providing for the conduct of the business of the Trust and to amend and repeal them to the extent that they do not reserve that right to the Unitholders, which By-laws shall be deemed a part of this Trust Instrument and are incorporated herein by reference;

(f) To elect and remove such officers and appoint and terminate such agents and contractors as they consider appropriate, any of whom may be a Trustee, and may provide for the compensation of all of the foregoing;

(g) To employ one or more banks, trust companies or companies that are members of a national securities exchange or such other entities as custodians of any assets of the Trust,  subject to the 1940 Act and to any conditions set forth in this Trust Instrument;

(h) To retain one or more transfer agents and servicing agents, or both;

(i) To set record dates in the manner provided herein or in the By-laws;

(j) To delegate such authority (which delegation may include the power to sub-delegate) as they consider desirable to any officers of the Trust and to any investment adviser, manager, administrator, custodian, underwriter or other agent or independent contractor;

(k) To join with other holders of any securities or debt instruments in acting through a committee, depository, voting trustee or otherwise, and in that connection to deposit any security or debt instrument with, or transfer any security or debt instrument to, any such committee, depository or trustee, and to delegate to them such power and authority with relation to any security or debt instrument (whether or not so deposited or transferred) as the Trustees shall deem proper and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depository or trustee as the Trustees shall deem proper;

(l) To enter into joint ventures, general or limited partnerships and any other combinations or associations;

(m) To pay pensions for faithful service, as deemed appropriate by the Trustees, and to adopt, establish and carry out pension, profit-sharing, unit bonus, unit purchase, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions, including the purchasing of life insurance and annuity contracts as a means of providing such retirement and other benefits, for any or all of the Trustees, officers, employees and agents of the Trust;

(n) To the extent permitted by law, indemnify any person with whom the Trust has dealings;

(o) To engage in and to prosecute, defend, compromise, abandon, or adjust by arbitration, or otherwise, any actions, suits, proceedings, disputes, claims and demands relating to the Trust, and out of the assets of the Trust to pay or to satisfy any debts, claims or expenses incurred in connection therewith, including those of litigation, and such power shall include without limitation the power of the Trustees or any appropriate committee thereof, in the exercise of their or its good faith business judgment, to dismiss any action, suit, proceeding, dispute, claim or demand, derivative or otherwise, brought by any person, including a Unitholder in its own name or the name of the Trust, whether or not the Trust or any of the Trustees may be named individually therein or the subject matter arises by reason of business for or on behalf of the Trust;

(p) To purchase and pay for entirely out of Trust Property such insurance as they may deem necessary or appropriate for the conduct of the business of the Trust, including, without limitation, insurance policies insuring the Trust Property and payment of distributions and principal on its investments, and insurance policies insuring the Unitholders, Trustees, officers, representatives, employees, agents, investment advisers, managers, administrators, custodians, underwriters, or independent contractors of the Trust individually against all claims and liabilities of every nature arising by reason of holding, being or having held any such office or position, or by reason of any action alleged to have been taken or omitted by any such person in such capacity, including any action taken or omitted that may be determined to constitute negligence, whether or not the Trust would have the power to indemnify such person against such liability;

(q) To sell, exchange, lend, pledge, mortgage, hypothecate, write options on and lease any or all of the assets of the Trust, subject to the provisions of Section 10.4(b) hereof;

(r) To vote or give assent, or exercise any rights of ownership, with respect to stock or other securities, debt instruments or property; and to execute and deliver powers of attorney to such person or persons as the Trustees shall deem proper, granting to such person or persons such power and discretion with relation to securities, debt instruments or property as the Trustees shall deem proper;

(s) To exercise powers and rights of subscription or otherwise which in any manner arise out of ownership of securities or debt instruments;

(t) To hold any security or property in a form not indicating any trust, whether in bearer, book entry, unregistered or other negotiable form; or either in the name of the Trustees or of the Trust or in the name of a custodian, sub-custodian or other depository or a nominee or nominees or otherwise;

 (u) To consent to or participate in any plan for the reorganization, consolidation or merger of any corporation, issuer or concern, any security or debt instrument of which is held in the Trust; to consent to any contract, lease, mortgage, purchase or sale of property by such corporation, issuer or concern, and to pay calls or subscriptions with respect to any security or debt instrument held in the Trust;

(v) To litigate, compromise, arbitrate, or otherwise adjust claims in favor of or against the Trust or any matter in controversy including, but not limited to, claims for taxes;

(w) To make distributions of income and of capital gains to Unitholders in the manner herein provided;

(x) To establish, from time to time, a minimum investment for Unitholders in the Trust, and to require the repurchase of the Units of any Unitholders whose investment is less than such minimum upon giving notice to such Unitholder;

(y) To cause each Unitholder to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Unitholder from declared but unpaid dividends owed such Unitholder and/or by reducing the number of Units in the account of such Unitholder by that number of full and/or fractional Units which represents the outstanding amount of such charges due from such Unitholder;

(z) To establish one or more committees comprised of one or more of the Trustees, and to delegate any of the powers of the Trustees to said committees;

(aa) To interpret the investment policies, practices or limitations of the Trust;

(bb) To establish a registered office and have a registered agent in the State of Delaware;

(cc) To compensate or provide for the compensation of the Trustees, officers, advisers, administrators, custodians, other agents, consultants, contractors and employees of the Trust or the Trustees on such terms as they deem appropriate;

(dd) To invest part or all of the Trust Property, or to dispose of part or all of the Trust Property  and invest the proceeds of such disposition, in interests issued by one or more other investment companies or pooled portfolios (including investment by means of transfer of part or all of the Trust Property in exchange for an interest or interests in such one or more investment companies or pooled portfolios) all without any requirement of approval by Unitholders.  Any such other investment company or pooled portfolio may (but need not) be a trust (formed under the laws of any state or jurisdiction) which is classified as a partnership for federal income tax purposes; and

(ee) In general, to carry on any other business in connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or growing out of or connected with the aforesaid business or purposes, objects or powers.

The foregoing clauses shall be construed both as objects and powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Trustees.  Any action by one or more of the Trustees in their capacity as such hereunder shall be deemed an action on behalf of the Trust, and not an action in an individual capacity.

No one dealing with the Trustees shall be under any obligation to make any inquiry concerning the authority of the Trustees, or to see to the application of any payments made or property transferred to the Trustees or upon their order.

Section 4.2

Issuance and Repurchase of Units.  The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, exchange, and otherwise deal in Units and, subject to the provisions set forth in Article II, Article VII and Article VIII, to apply to any such repurchase, retirement, cancellation or acquisition of Units any funds or property of the Trust, with respect to which such Units are issued.

Section 4.3

Trustees and Officers as Unitholders.  Any Trustee, officer or other agent of the Trust may acquire, own and dispose of Units to the same extent as if such person were not a Trustee, officer or agent; and the Trustees may issue and sell or cause to be issued and sold Units to and buy such Units from any such person or any firm or company in which such person invested, subject to the general limitations herein contained as to the sale and purchase of such Units.

Section 4.4

Action by the Trustees and Committees.  The Trustees (and any committee thereof) may act at a meeting held in person or in whole or in part by conference telecommunications equipment.  One-third, but not less than two, of the Trustees shall constitute a quorum at any meeting unless there is only one Trustee.  Except as the Trustees may otherwise determine, one-third of the members of any committee shall constitute a quorum at any meeting.  The vote of a majority of the Trustees (or committee members) present at a meeting at which a quorum is present shall be the act of the Trustees (or any committee thereof).  The Trustees (and any committee thereof) may also act by written consent signed by a majority of the Trustees (or committee members).  Regular meetings of the Trustees may be held at such places and at such times as the Trustees may from time to time determine.  Special meetings of the Trustees (and meetings of any committee thereof) may be called orally or in writing by the Chairman of the Board of Trustees (or the chairman of any committee thereof) or by any two other Trustees.  Notice of the time, date and place of all meetings of the Trustees (or any committee thereof) shall be given by the party calling the meeting to each Trustee (or committee member) by telephone, facsimile, telegram or other electronic means sent to the person’s home or business address at least twenty-four hours in advance of the meeting or by written notice mailed to the person’s home or business address at least seventy-two hours in advance of the meeting.  Notice of all proposed written consents of Trustees (or committees thereof) shall be given to each Trustee (or committee member) by telephone, facsimile, telegram, or first class mail sent to the person’s home or business address.  Notice need not be given to any person who attends a meeting without objecting to the lack of notice or who executes a written consent or a written waiver of notice with respect to a meeting.  Written consents or waivers may be executed in one or more counterparts.  Execution of a written consent or waiver and delivery thereof may be accomplished by facsimile, or other electronic means approved by the Trustees.

Section 4.5

Chairman of the Trustees.  The Trustees may appoint one of their number to be Chairman of the Board of Trustees.  The Chairman shall preside at all meetings of the Trustees at which he or she is present and may be (but is not required to be) the chief executive officer of the Trust.

Section 4.6

Principal Transactions.  Except to the extent prohibited by applicable law, the Trustees may, on behalf of the Trust, buy any securities from or sell any securities to, or lend any assets of the Trust to, any Trustee or officer of the Trust or any firm of which any such Trustee or officer is a member acting as principal, or have any such dealings with any Affiliated Person of the Trust, investment adviser, investment sub-adviser, distributor or transfer agent for the Trust or with any Interested Person of such Affiliated Person or other person; and the Trust may employ any such Affiliated Person or other person, or firm or company in which such Affiliated Person or other person is an Interested Person, as broker, legal counsel, registrar, investment adviser, investment sub-adviser, distributor, transfer agent, dividend disbursing agent, custodian or in any other capacity upon customary terms.

ARTICLE V
INVESTMENT ADVISER AND OTHER CONTRACTORS

Section 5.1

Certain Contracts.  Subject to compliance with the provisions of the 1940 Act, but notwithstanding any limitations of present and future law or custom in regard to delegation of powers by trustees generally, the Trustees may, at any time and from time to time and without limiting the generality of their powers and authority otherwise set forth herein, enter into one or more contracts with any one or more corporations, trusts, associations, partnerships, limited partnerships, other type of organizations, or individuals to provide for the performance and assumption of some or all of the following services, duties and responsibilities to, for or of the Trust and/or the Trustees, and to provide for the performance and assumption of such other services, duties and responsibilities in addition to those set forth below as the Trustees may determine to be appropriate:

(a) Investment Adviser and Investment Sub-Adviser.  The Trustees may in their discretion, from time to time, enter into an investment advisory or management contract or contracts with respect to the Trust whereby the other party or parties to such contract or contracts shall undertake to furnish the Trust with such management, investment advisory, statistical and research facilities and services and such other facilities and services, if any, and all upon such terms and conditions, as the Trustees may in their discretion determine.  Notwithstanding any other provision of this Trust Instrument, the Trustees may authorize any investment adviser (subject to such general or specific instructions as the Trustees may from time to time adopt) to effect purchases, sales or exchanges of portfolio securities, other investment instruments of the Trust, or other Trust Property on behalf of the Trustees, or may authorize any officer, agent, or Trustee to effect such purchases, sales or exchanges pursuant to recommendations of the investment adviser (and all without further action by the Trustees).  Any such purchases, sales and exchanges shall be deemed to have been authorized by the Trustees.

The Trustees may authorize, subject to applicable requirements of the 1940 Act, the investment adviser to employ, from time to time, one or more sub-advisers to perform such of the acts and services of the investment adviser, and upon such terms and conditions, as may be agreed upon between the investment adviser and sub-adviser.  Any reference in this Trust Instrument to the investment adviser shall be deemed to include such sub-advisers, unless the context otherwise requires.

(b) Principal Underwriter.  The Trustees may in their discretion from time to time enter into an exclusive or non-exclusive underwriting contract or contracts providing for the sale of Units, whereby the Trust may either agree to sell Units to the other party to the contract or appoint such other party its sales agent for such Units.  In either case, the contract may also provide for the repurchase or sale of Units by such other party as principal or as agent of the Trust.

(c) Administrator.  The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties shall undertake to furnish the Trust with administrative services.  The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(d) Transfer Agent.  The Trustees may in their discretion from time to time enter into one or more transfer agency and unitholder service contracts whereby the other party or parties shall undertake to furnish the Trustees with transfer agency and unitholder services.  The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(e) Servicing Agent.  The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties shall undertake to furnish the Trust with Trust and/or unitholder services.  The contract or contracts shall be on such terms and conditions as the Trustees may in their discretion determine.

(f) Fund Accounting.  The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties undertakes to handle all or any part of the Trust’s accounting responsibilities, whether with respect to the Trust’s properties, Unitholders or otherwise.

(g) Custodian and Depository.  The Trustees may in their discretion from time to time enter into one or more contracts whereby the other party or parties undertakes to act as depository for and to maintain custody of the property of the Trust and accounting records in connection therewith.

(h) Parties to Contract.  Any contract described in this Article V hereof may be entered into with any corporation, firm, partnership, trust or association, although one or more of the Trustees or officers of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, and no such contract shall be invalidated or rendered void or voidable by reason of the existence of any relationship, nor shall any person holding such relationship be disqualified from voting on or executing the same in his capacity as Unitholder and/or Trustee, nor shall any person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom, provided that the contract when entered into was not inconsistent with the provisions of this Article V.  The same person (including a firm, corporation, partnership, trust, or association) may be the other party to contracts entered into pursuant to this Article V, and any individual may be financially interested or otherwise affiliated with persons who are parties to any or all of the contracts mentioned in this Section 5.1.

ARTICLE VI
UNITHOLDER VOTING POWERS AND MEETINGS

Section 6.1

Voting.  The Unitholders shall have power to vote only: (a) for the election of one or more Trustees in order to comply with the provisions of the 1940 Act (including Section 16(a) thereof); (b) with respect to any contract entered into pursuant to Article V to the extent required by the 1940 Act; (c) with respect to termination of the Trust to the extent required by applicable law; and (d) with respect to such additional matters relating to the Trust as may be required by this Trust Instrument, the By-laws or any registration of the Trust as an investment company under the 1940 Act with the Commission (or any successor agency) or as the Trustees may consider necessary or desirable.

On each matter submitted to a vote of Unitholders, unless the Trustees determine otherwise, all Units shall vote as a single class.  Each whole Unit shall be entitled to one vote as to any matter on which it is entitled to vote, and each fractional Unit shall be entitled to a proportionate fractional vote.  There shall be no cumulative voting in the election of Trustees.  Units may be voted in person or by proxy or in any manner provided for in the By-laws.  A proxy may be given in writing, by facsimile, other electronic means or in any other manner provided for in the By-laws.  Anything in this Trust Instrument to the contrary notwithstanding, in the event a proposal by anyone other than the officers or Trustees of the Trust is submitted to a vote of the Unitholders of the Trust, or in the event of any proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees of the Trust, Units may be voted only in person or by written proxy.  Until Units are issued, the Trustees may exercise all rights of Unitholders and may take any action required or permitted by law, this Trust Instrument or any of the By-laws of the Trust to be taken by Unitholders.

Section 6.2

Meetings.  Meetings of Unitholders may be called by the Trustees from time to time to be held at such place within or without the State of Delaware, and on such date as may be designated in the call thereof for the purpose of taking action upon any matter as to which the vote or authority of the Unitholders is required or permitted as provided in Section 6.1.  Special meetings of the Unitholders may be called by the Trustees. To the extent required by the 1940 Act, special meetings of the Unitholders for the purpose of removing one or more Trustees shall be called by the Trustees upon the written request of Unitholders owning at least 10% of the Outstanding Units entitled to vote.  Notice shall be sent, postage prepaid, by mail or such other means determined by the Trustees, at least seven days prior to any such meeting.

Section 6.3

Quorum and Required Vote.  Unless a larger percentage is required by law, by any provision of this Trust Instrument or by the Trustees, one-third of the Units entitled to vote in person or by proxy on a particular matter shall be a quorum for the transaction of business at a Unitholders’ meeting with respect to that matter.  Any lesser number shall be sufficient for adjournments.  Any adjourned session or sessions may be held without the necessity of further notice.  Except when a larger vote is required by law, by any provision of this Trust Instrument or by the Trustees, a majority of the Units voted in person or by proxy on a particular matter at a meeting at which a quorum is present shall decide any questions with respect to that matter and a plurality shall elect a Trustee.

Section 6.4

Action by Written Consent.  Subject to the provisions of the 1940 Act and other applicable law, any action taken by Unitholders may be taken without a meeting if a majority of the Units entitled to vote on the matter (or such larger proportion thereof as shall be required by law, by any provision of this Trust Instrument or by the Trustees) consent to the action in writing.  Such consent shall be treated for all purposes as a vote taken at a meeting of Unitholders.  The Trustees may adopt additional rules and procedures regarding the taking of Unitholder action by written consents.

ARTICLE VII

CAPITAL

Section 7.1

Contributions to Capital.

(a)

The amount of the initial Capital Contribution of each Unitholder will be recorded by the Trust upon acceptance as a contribution to the capital of the Trust. Each Unitholder’s entire initial Capital Contribution will be paid to the Trust immediately prior to the Trust’s acceptance of the Unitholder’s subscription for Units, unless otherwise agreed by the Trust and such Unitholder.

(b)

The Unitholders may make additional Capital Contributions effective as of those times and in amounts as the Trustees may permit, but no Unitholder will be obligated to make any additional Capital Contribution except to the extent provided in Sections 7.5 and 7.6 hereof.

(c)

The Special Unitholder shall make such contributions to the capital of the Trust from time to time in an amount sufficient for the Trust to be treated as a partnership for U.S. federal income tax purposes. The Special Unitholder hereby is designated as the “tax matters partner” under the Code for the Trust.

(d)

Subject to the provisions of the 1940 Act, and except as otherwise permitted by the Trustees, (1) initial and any additional Capital Contributions by any Unitholder will be payable in cash or in securities that the Trustees, in their absolute discretion, cause the Trust to accept, and (2) initial and any additional Capital Contributions in cash will be payable in readily available funds at the date of the proposed acceptance of the contribution.  The Trust will charge each Unitholder making a Capital Contribution in securities to the capital of the Trust an amount as may be determined by the Trust to reimburse the Trust for any costs incurred by the Trust by reason of accepting the securities, and any charge will be due and payable by the contributing Unitholder in full at the time the Capital Contribution to which the charges relate is due.  The value of contributed securities will be determined in accordance with Section 8.3 hereof as of the date of contribution.

Section 7.2

Rights of Unitholders to Capital.  No Unitholder will be entitled to interest on the Unitholder’s Capital Contribution, nor will any Unitholder be entitled to the return of any capital of the Trust except (a) upon the repurchase by the Trust of all or a portion of the Unitholder’s Units in accordance with Section 8.2 hereof, (b) in accordance with the provisions of Section 7.6(b) hereof, or (c) upon the dissolution of the Trust in accordance with Section 10.4 hereof.  Except with respect to distributions or similar disbursements made in error, no Unitholder will be liable for the return of any such amounts.  To the fullest extent permitted by applicable law, no Unitholder will have the right to require partition of the Trust’s property or to compel any sale or appraisal of the Trust’s assets.

Section 7.3

Capital Accounts.

(a)

The Trust will maintain a separate Capital Account for each Unitholder.

(b)

Each Unitholder’s Capital Account will have an initial balance equal to the amount of cash and the value of any securities (determined in accordance with Section 8.3 hereof) constituting the Unitholder’s initial Capital Contribution.

(c)

Each Unitholder’s Capital Account will be increased by the sum of (1) the amount of cash and the value of any securities (determined in accordance with Section 8.3 hereof) constituting additional Capital Contributions by the Unitholder permitted under Section 7.1 hereof, plus (2) any amount credited to the Unitholder’s Capital Account under Sections 7.4 through 7.6 hereof.

(d)

Each Unitholder’s Capital Account will be reduced by the sum of (1) the amount of any repurchase of any Units of the Unitholder or distributions to the Unitholder under Sections 7.5, 7.10 or 10.4 hereof that are not reinvested, plus (2) any amounts debited against the Unitholder’s Capital Account under Sections 7.4 through 7.6 hereof.

(e)

In the event any Units of a Unitholder are transferred in accordance with the terms of this Trust Instrument, the transferee will succeed to the Capital Account of the transferor to the extent of the transferred Units.

(f)

Subject to Section 7.6(b) hereof, no Unitholder will be required to pay to the Trust or any other Unitholder any deficit in such Unitholder’s Capital Account upon dissolution of the Trust or otherwise.

Section 7.4

Allocation of Net Profit and Loss.  Subject to Section 7.7 hereof, as of the last day of each Fiscal Period, any Net Profit or Net Loss for the Fiscal Period will be allocated among and credited to or debited against the Capital Accounts of the Unitholders in accordance with their respective Investment Percentages for the Fiscal Period.

Section 7.5

Allocation of Certain Withholding Taxes and Other Expenditures.

(a)

If the Trust incurs a withholding tax or other tax obligation with respect to the share of Trust income allocable to any Unitholder, then the Trust will cause the amount of the obligation to be debited against the Capital Account of the Unitholder when the Trust pays the obligation, and any amounts then or in the future distributable to the Unitholder will be reduced by the amount of the taxes.  If the amount of the taxes is greater than any distributable amounts, then the Unitholder and any successor to any of the Unitholder’s Units will pay to the Trust as a Capital Contribution, upon demand by the Trust, the amount of the excess attributable to such Units.  The Trust will not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Unitholder that may be eligible for the reduction or exemption, except that, in the event that the Trust determines that a Unitholder is eligible for a refund of any withholding tax, the Trust may, at the request and expense of the Unitholder, assist the Unitholder in applying for such refund.

(b)

Except as otherwise provided for in this Trust Instrument and unless prohibited by the 1940 Act, any expenditures payable by the Trust, to the extent determined by the Trust to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Unitholders, will be charged to only those Unitholders on whose behalf the payments are made or whose particular circumstances gave rise to such payments.  The charges will be debited from the Capital Accounts of the Unitholders as of the close of the Fiscal Period during which the items were paid or accrued by the Trust.

Section 7.6

Reserves.

(a)

The Trustees may cause appropriate reserves to be created, accrued and charged by the Trust against Net Assets and proportionately against the Capital Accounts of the Unitholders for contingent liabilities, if any, as of the date any contingent liability becomes known to the Trust, the reserves to be in the amounts that the Trustees in their sole discretion deem necessary or appropriate.  The Trustees may increase or reduce any reserves from time to time by amounts as they in their sole discretion deem necessary or appropriate.  The amount of any reserve, or any increase or decrease in a reserve, will be proportionately charged or credited to the Capital Accounts of those persons who or that are Unitholders at the time the reserve is created, or increased or decreased, except that if any individual reserve item, adjusted by any increase in the item, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital

Accounts of all of those Unitholders, then the amount of the reserve, increase or decrease may instead, at the discretion of the Trustees, be charged or credited to those persons who or that were Unitholders at the time, as determined by the Trustees in their sole discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Capital Accounts.

(b)

If any amount is required by Section 7.6(a) hereof to be charged or credited to a person who or that is no longer a Unitholder, the amount will be paid by or to the party, in cash, with interest from the date on which the Trustees determine that the charge or credit is required.  In the case of a charge, the former Unitholder will be obligated to pay as a Capital Contribution the amount of the charge, plus interest as provided in this Section 7.6(b), to the Trust on demand, except that (1) in no event will a former Unitholder be obligated to make a payment exceeding the amount of the Unitholder’s Capital Account at the time to which the charge relates and (2) no demand will be made after the expiration of three years from the date on which the person ceased to be a Unitholder.  To the extent that a former Unitholder fails to pay to the Trust, in full, any amount required to be charged to the former Unitholder under Section 7.6(a) hereof, the deficiency will be charged proportionately to the Capital Accounts of the Unitholders at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Unitholders.

Section 7.7

Allocation to Avoid Capital Account Deficits.  To the extent that any debits under Sections 7.4 through 7.6 hereof would reduce the balance of the Capital Account of any Unitholder below zero, that portion of any such debits will be allocated instead to the Capital Account of the Special Unitholder. Any credits in any subsequent Fiscal Period that otherwise would be allocable under Sections 7.4 through 7.6 hereof to the Capital Account of any Unitholder previously affected by the application of this Section 7.7 will instead be allocated to the Capital Account of the Special Unitholder in amounts necessary to offset all previous debits attributable to the Unitholder, made in accordance with this Section 7.7, that have not been recovered.

Section 7.8

Allocations Prior to Closing Date.  Any net cash profits or any net cash losses realized by the Trust from the purchase or sale of securities during the period ending on the day prior to the Closing Date will be allocated to the Capital Account of the Special Unitholder.  No unrealized item of profit or loss will be allocated under this Section 7.8 to the Capital Account of any Unitholder.

Section 7.9

Tax Allocations.  For each taxable year of the Trust, items of income, deduction, gain, loss or credit will be allocated for income tax purposes among the Unitholders in a manner so as to reflect equitably amounts credited or debited to each Unitholder’s Capital Account for the current and prior taxable years (or relevant portions of those years).  Allocations under this Section 7.9 will be made in accordance with the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations promulgated under these Sections, or the successor provisions to such Sections and Regulations.  Notwithstanding anything to the contrary in this Trust Instrument, the Trust will allocate to the Unitholders those gains or income necessary to satisfy the “qualified income offset” requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).  If the Trust realizes net capital gains for U.S. Federal income tax purposes for any taxable year during or as of the end of which one or more Positive Basis Unitholders (as defined in this Section 7.9) withdraw from the Trust under Article VIII hereof, the Trust may elect to allocate net gains as follows: (a) to allocate net gains among Positive Basis Unitholders, in proportion to the Positive Basis (as defined in this Section 7.9) of each Positive Basis Unitholder, until either the full amount of the net gains has been so allocated or the Positive Basis of each Positive Basis Unitholder has been eliminated, and (b) to allocate any net gains not so allocated to Positive Basis Unitholders to the other Unitholders in a manner that reflects equitably the amounts credited to the Unitholders’ Capital Accounts.  If the Trust realizes capital losses for U.S. federal income tax purposes for any Fiscal Year during or as of the end of which one or more Negative Basis Unitholders (as defined in this Section 7.9) withdraw from the Trust under Article VIII hereof, the Trust may elect to allocate net losses as follows: (i) to allocate net losses among Negative Basis Unitholders, in proportion to the Negative Basis (as defined in this Section 7.9) of each Negative Basis Unitholder, until either the full amount of net losses will have been so allocated or the Negative Basis of each Negative Basis Unitholder has been eliminated, and (ii) to allocate any net losses not so allocated to Negative Basis Unitholders, to the other Unitholders in a manner that reflects equitably the amounts credited to the Unitholders’ Capital Accounts.

As used in this Section 7.9, the term “Positive Basis” means, with respect to any Unitholder and as of any time of calculation, the amount by which the total of the Unitholders’ Capital Accounts as of that time exceeds the Unitholder’s “adjusted tax basis,” for U.S. Federal income tax purposes, in the Unitholder’s Units in the Trust as of that time (determined without regard to any adjustments made to the “adjusted tax basis” by reason of any transfer or assignment of the Units, including by reason of death).

As used in this Section 7.9, the term “Positive Basis Unitholder” means any Unitholder who or that withdraws from the Trust and who or that has a Positive Basis as of the effective date of the Unitholder’s withdrawal.

As used in this Section 7.9, the term “Negative Basis” means, with respect to any Unitholder and as of any time of calculation, the amount by which the Unitholder’s “adjusted tax basis,” for U.S. federal income tax purposes, in the Unitholder’s Units in the Trust as of that time (determined without regard to any adjustments made to the “adjusted tax basis” by reason of any transfer or assignment of the Units, including by reason of death, and without regard to such Unitholder’s share of the liabilities of the Trust under Section 752 of the Code) exceeds the Unitholder’s Capital Account as of such time.

As used in this Section 7.9, the term “Negative Basis Unitholder” means any Unitholder who or that withdraws from the Trust and who or that has a Negative Basis as of the effective date of the Unitholder’s withdrawal.

Section 7.10

Distributions.

(a)

The Trustees may from time to time make distributions in cash or in kind on a proportionate basis in accordance with the Unitholders’ Investment Percentages.

(b)

The Trust may withhold taxes from any distribution to any Unitholder to the extent required by the Code or any other applicable law. For purposes of this Trust Instrument, any taxes so withheld by the Trust with respect to any amount distributed by the Trust to any Unitholder will be deemed to be a distribution or payment to the Unitholder, reducing the amount otherwise distributable to the Unitholder under this Trust Instrument and reducing the Capital Account of the Unitholder.  Neither the Trust nor the Trustees will be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Unitholder that may be eligible for reduction or exemption.  To the extent that a Unitholder claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Unitholder will furnish the Trust with any information and forms that the Unitholder may be required to complete if necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents.  Each Unitholder represents and warrants that any information and forms furnished by the Unitholder will be true and accurate and agrees to indemnify the Trust and each of the Unitholders from any and all losses, claims, damages, liabilities, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to the withholding taxes (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses).

(c)

Notwithstanding any provision to the contrary contained in this Trust Instrument, the Trust will not repurchase any Units or make a distribution to any Unitholder on account of the Unitholder’s Units, if such repurchase or distribution would violate the Act or other applicable law.

ARTICLE VIII
TRANSFERS AND REPURCHASES

Section 8.1

Transfer of Units.

(a) Any Units held by a Unitholder may be transferred only (1) by operation of law pursuant to the death, bankruptcy, insolvency, adjudicated incompetence, or dissolution of the Unitholder or (2) under certain limited instances set out in this Trust Instrument, with the consent of the Trustees (which may be withheld in the Trustees’ sole and absolute discretion).  If a Unitholder transfers Units with the approval of the Trustees, the Trustees will promptly take all necessary actions so that each transferee or successor to whom or to which the Units are transferred is admitted to the Trust as a Unitholder. The admission of any transferee as a substituted Unitholder will be effective upon the execution and delivery by, or on behalf of, the substituted Unitholder of an investor certification form. Each Unitholder and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Trust in connection with any transfer. In connection with any request to transfer Units, the Trust may require the Unitholder requesting the transfer to obtain, at the Unitholder’s expense, an opinion of counsel selected by the Trustees as to such matters as the Trustees may reasonably request. If a Unitholder transfers all of its Units, it will not cease to be a Unitholder unless and until the transferee is admitted to the Trust as a substituted Unitholder in accordance with this Section 8.1(a). Any transfer of Units permitted under this Section 8.1(a) will be effected in accordance with the provisions of Section 2.4 hereof.  Pursuant to Section 4.1(j) hereof, the

Trustees hereby delegate to the officers of the Trust all power and authority to approve and effect transfers of Units pursuant to this Section 8.1(a).

(b) Each Unitholder will indemnify and hold harmless the Trust, the Trustees, each other Unitholder and any Affiliated Person of the Trust, the Trustees, the investment adviser and each of the other Unitholders against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which these persons may become subject by reason of or arising from (1) any transfer made by the Unitholder in violation of this Section 8.1 and (2) any misrepresentation by the transferring Unitholder or substituted Unitholder in connection with the transfer. A Unitholder transferring Units may be charged reasonable expenses, including attorneys’ and accountants’ fees, incurred by the Trust in connection with the transfer, by setting off such charges due from such Unitholder from declared but unpaid dividends or distributions owed such Unitholder and/or by reducing the number of Units in the account of such Unitholder by that number of full and/or fractional Units which represents the outstanding amount of such charges due from such Unitholder.

Section 8.2

Repurchases and Redemptions.

(a) Except as otherwise provided in this Trust Instrument, no Unitholder or other person holding Units will have the right to withdraw or tender Units to the Trust for repurchase. The Trustees may, from time to time, in their complete and exclusive discretion and on terms and conditions as they may determine, cause the Trust to repurchase Units in accordance with written tenders. In determining whether to cause the Trust to repurchase Units, pursuant to written tenders, the Trustees will consider the following factors, among others:

(i)

the recommendation of any investment adviser;

(ii)

whether any Unitholders have requested to tender Units or portions thereof to the Trust;

(iii)

the liquidity of the Trust’s assets (including fees and costs associated with withdrawing from investments);

(iv)

the investment plans and working capital requirements of the Trust;

(v)

the relative economies of scale with respect to the size of the Trust;

(vi)

the history of the Trust in repurchasing Units or portions thereof;

(vii)

the availability of information as to the value of the Trust’s assets;

(viii)

the economic condition of the securities markets and the economy generally as well as political, national or international developments or current affairs; and

(ix)

the anticipated tax consequences to the Trust of any proposed repurchases of Units or portions thereof.

The Trustees will cause the Trust to repurchase Units in accordance with written tenders only on terms fair to the Trust and to all Unitholders.

(b)  The Trustees may cause the Trust to repurchase or redeem Units of a Unitholder or any person acquiring Units from or through a Unitholder, on terms fair to the Trust and to the Unitholder or person acquiring Units from or through such Unitholder, in the event that the Trustees, in their sole discretion, determine or have reason to believe that:

(i)

the Units have been transferred in violation of Section 8.1 of this Trust Instrument, or the Units have vested in any person other than by operation of law as the result of the death, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Unitholder;

(ii)

ownership of the Units by a Unitholder or other person is likely to cause the Trust to be in violation of, or require registration of any Units under, or subject the Trust to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iii)

continued ownership of the Units may be harmful or injurious to the business or reputation of the Trust, the Trustees or the investment adviser or any of their Affiliated Persons, or may subject the Trust or any of the Unitholders to an undue risk of adverse tax or other fiscal or regulatory consequences;

(iv)

any of the representations and warranties made by a Unitholder or other person in connection with the acquisition of the Units was not true when made or has ceased to be true;

(v)

with respect to a Unitholder subject to special regulatory or compliance requirements, such as those imposed by the Employee Retirement Income Security Act of 1974, as amended, the Bank Holding Company Act or certain Federal Communication Commission regulations, such Unitholder will likely be subject to additional regulatory or compliance requirements by virtue of continuing to hold Units; or

(vi)

it would be in the best interests of the Trust, as determined by the Trustees, for the Trust to repurchase the Units.

(c) Units will be repurchased at their Net Asset Value determined as of the Valuation Date.  Unitholders tendering Units for repurchase will be asked to give written notice of their intent to do so by the date specified in the notice describing the terms of the applicable repurchase offer, which date will be approximately ninety days prior to the date of repurchase by the Trust.  Unitholders who tender may not have all of the tendered Units repurchased by the Trust.  If over-subscriptions occur, the Trust may elect to repurchase less than the full amount that a Unitholder requests to be repurchased. If a repurchase offer is oversubscribed, the Trust may repurchase only a pro rata portion of the amount tendered by each Unitholder. The Trustees, in their complete and absolute discretion, may under certain circumstances elect to postpone, suspend or terminate an offer to repurchase Units.

(d) The Trust will pay the value of the Units to be repurchased within approximately ninety days after the Valuation Date.  Payment of the purchase price for Units will consist of cash or a promissory note, which will be non-transferable and need not bear interest, in an amount equal to the percentage, as may be determined by the Trustees, of the estimated unaudited net asset value of the Units repurchased by the Trust determined as of the Valuation Date (or as discussed below, 95% of such value if all Units owned by a Unitholder are repurchased). This amount will be subject to adjustment within forty-five days after completion of the annual audit of the Trust’s financial statements for the fiscal year in which the repurchase is affected.  To mitigate any effects of this, if all Units owned by a Unitholder are repurchased, the Unitholder will receive an initial payment equal to 95% of the estimated value of the Units (after adjusting for fees, expenses, reserves or other allocations or redemption charges) within approximately ninety days after the Valuation Date, subject to audit adjustment, and the balance due will be determined and paid within forty-five days after completion of the Trust’s annual audit. Notwithstanding anything to the contrary in this Section 8.2, the Trustees, in their discretion, may cause the Trust to pay all or any portion of the repurchase price in securities in kind (or any combination of securities in kind and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased. All repurchases of Units will be subject to any and all conditions as the Trustees may impose in their sole discretion. The Trustees may, in their discretion, cause the Trust to repurchase all of a Unitholder’s Units, if the Net Asset Value of the Unitholder’s Units, as a result of repurchase or transfer requests by the Unitholder, is less than $50,000 or such other minimum amount established by the Trustees from time to time in their sole discretion. Subject to the procedures of this Section 8.2, the amount due to any Unitholder whose Units are repurchased will be equal to the Net Asset Value of the Unitholder’s Units, as of the Valuation Date. If all of a Unitholder’s Units are repurchased, that Unitholder will cease to be a Unitholder.

(e) Notwithstanding the foregoing, the Trust cancel an offer to repurchase Units, may postpone payment of the repurchase price, or suspend repurchases during any period or at any time when and to the extent permissible under the 1940 Act.

(f) In the event that a Unitholder shall submit a request for the redemption of a greater number of Units than are then allocated to such Unitholder, such request shall not be honored.

Section 8.3

Net Asset Value.  The Net Asset Value per Unit shall be the quotient obtained by dividing the value of the net assets of the Trust by the total number of Units of the Trust outstanding, all determined in accordance with the methods and procedures, including without limitation those with respect to rounding, established by the Trustees from time to time.

ARTICLE IX
LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 9.1

Limitation of Liability.  Neither a Trustee, an officer of the Trust, nor, if applicable, the investment adviser to the Trust, when acting in such capacity, shall be personally liable to the Trust or any beneficial owner of the Trust for any act, omission or obligation in the absence of willful malfeasance, bad faith, gross negligence or reckless disregard of their duties.

Section 9.2

Indemnification.  The Trust shall indemnify each of its Trustees and officers and persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor, or otherwise, and may indemnify any trustee, director or officer of a predecessor organization (each a “Covered Person”), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and expenses including reasonable attorneys’ and accountants’ fees) reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which he or she may be involved or with which he or she may be threatened, while as a Covered Person or thereafter, by reason of being or having been such a Covered Person, except that no Covered Person shall be indemnified against any liability to the Trust or its Unitholders to which such Covered Person would otherwise be subject by reason of bad faith, willful misfeasance, gross negligence or reckless disregard of his or her duties involved in the conduct of such Covered Person’s office (such willful misfeasance, bad faith, gross negligence or reckless disregard being referred to herein as “Disabling Conduct”).  Expenses, including attorneys’ and accountants’ fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of (a) an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article VIII and either (b) such Covered Person provides security for such undertaking, (c) the Trust is insured against losses arising by reason of such payment, or (d) a majority of a quorum of disinterested, non-party Trustees, or independent legal counsel in a written opinion, determines, based on a review of readily available facts, that there is reason to believe that such Covered Person ultimately will be found entitled to indemnification.

Section 9.3

Indemnification Determinations.  Indemnification of a Covered Person pursuant to Section 9.2 shall be made if (a) the court or body before whom the proceeding is brought determines, in a final decision on the merits, that such Covered Person was not liable by reason of Disabling Conduct, or (b) in the absence of such a determination, a majority of a quorum of disinterested, non-party Trustees or independent legal counsel in a written opinion make a reasonable determination, based upon a review of the facts, that such Covered Person was not liable by reason of Disabling Conduct.

Section 9.4

Indemnification Not Exclusive.  The right of indemnification provided by this Article IX shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled.  As used in this Article IX, “Covered Person” shall include such person’s heirs, executors and administrators, and a “disinterested, non-party Trustee” is a Trustee who is neither an Interested Person of the Trust nor a party to the proceeding in question.

Section 9.5

Unitholders.  Each Unitholder of the Trust shall not be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to, the Trust.  The Trustees shall have no power to bind any Unitholder personally or to call upon any Unitholder for the payment of any sum of money or assessment whatsoever other than any amount that the Unitholder may be required to repay as a result of funds that were wrongfully distributed to such Unitholder and such amounts as the Unitholder may at any time personally agree to pay pursuant to terms hereof or by way of subscription for any Units or otherwise.

In case any Unitholder or former Unitholder shall be held to be personally liable solely by reason of his or her being or having been a Unitholder and not because of his or her acts or omissions or for some other reason, the Unitholder or former Unitholder (or his or her heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets belonging to the Trust to be held harmless from and indemnified against all loss and expense arising from such liability.  The Trust shall, upon request by the Unitholder, assume the defense of any claim made against the Unitholder for any act or obligation of theTrust and satisfy any judgment thereon from the assets of the Trust.  The indemnification and reimbursement required by the preceding sentence shall be made only out of assets of the Trust.  The rights accruing to a Unitholder under this Section shall not impair any other right to which such Unitholder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Unitholder in any appropriate situation even though not specifically provided herein.

ARTICLE X
MISCELLANEOUS

Section 10.1

Trust Not a Partnership.  It is hereby expressly declared that a trust and not a partnership is created hereby.  All persons extending credit to, contracting with or having any claim against the Trust shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Unitholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.  Every note, bond, contract or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust shall include a recitation limiting the obligations represented thereby to the Trust and its assets (but the omission of such a recitation shall not operate to bind any Unitholder, Trustee, officer, employee or agent of the Trust).

Section 10.2

Trustees’ Good Faith Action, Expert Advice, No Bond or Surety.  The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested.  Subject to the provisions of Article IX:  (i) the Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, consultant, adviser, administrator, distributor or principal underwriter, custodian or transfer, dividend disbursing, Unitholder servicing or accounting agent of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee; (ii) the Trustees may take advice of counsel or other experts with respect to the meaning and operation of this Trust Instrument and their duties as Trustees, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice; and (iii) in discharging their duties, the Trustees, when acting in good faith, shall be entitled to rely upon the books of account of the Trust and upon written reports made to the Trustees by any officer appointed by them, any independent public accountant, and (with respect to the subject matter of the contract involved) any officer, partner or responsible employee of a contracting party appointed by the Trustees.  The Trustees as such shall not be required to give any bond or surety or any other security for the performance of their duties.

Section 10.3

Establishment of Record Dates.  The Trustees may close the Unit transfer books of the Trust for a period not exceeding one hundred twenty days preceding the date of any meeting of Unitholders, or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Units shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding one hundred twenty days preceding the date of any meeting of Unitholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Units shall go into effect, as a record date for the determination of the Unitholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Units, and in such case such Unitholders and only such Unitholders as shall be Unitholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Units on the books of the Trust after any such record date fixed as aforesaid.

Section 10.4

Dissolution and Termination of Trust.

(a) This Trust shall continue without limitation of time but subject to the provisions of sub-sections (b) and (c) of this Section 10.4.

(b) Notwithstanding anything in Section 10.5 to the contrary, the Trustees may without Unitholder approval (unless such approval is required by the 1940 Act) in dissolution of the Trust liquidate, reorganize or dissolve the Trust in any manner or fashion not inconsistent with applicable law, including, without limitation,

(i)

sell and convey all or substantially all of the assets of the Trust to another trust, partnership, limited liability company, association or corporation, or to a separate series or class of shares thereof, organized under the laws of any state or jurisdiction, for adequate consideration which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent, of the Trust and which may include shares of beneficial interest, stock or other ownership interests of such trust, partnership, limited liability company, association or corporation or of a series thereof; or

(ii)

at any time sell and convert into money all of the assets of the Trust.

Following a sale or conversion in accordance with the foregoing sub-section 10.4(b)(i) or (ii), and upon making reasonable provision, in the determination of the Trustees, for the payment of all liabilities of the Trust as required by applicable law, by such assumption or otherwise, the Unitholders shall be entitled to receive, as a class, when and as declared by the Trustees, the excess of the assets belonging to the Trust over the liabilities belonging to the Trust.  The assets so distributable to the Unitholders shall be distributed among such Unitholders in proportion to the number of Units held by them and recorded on the books of the Trust.

(c) Upon completion of the distribution of the remaining proceeds or the remaining assets as provided in sub-section (b), the Trust shall terminate and the Trustees and the Trust shall be discharged of any and all further liabilities and duties hereunder and the right, title and interest of all parties with respect to the Trust shall be cancelled and discharged.

Upon termination of the Trust, following completion of winding up of its business, the Trustees shall cause a certificate of cancellation of the Trust’s certificate of trust to be filed in accordance with the Act, which certificate of cancellation may be signed by any one Trustee.

Section 10.5

Merger, Consolidation, Incorporation.  Anything in this Trust Instrument to the contrary notwithstanding, the Trustees, in order to change the form of organization and/or domicile of the Trust, may, without prior Unitholder approval, (i) cause the Trust to merge or consolidate with or into one or more trusts, partnerships, limited liability companies, associations or corporations which is or are formed, organized or existing under the laws of a state, commonwealth, possession or colony of the United States, or (ii) cause the Trust to incorporate under the laws of Delaware.  Any agreement of merger or consolidation or certificate of merger may be signed by a majority of the Trustees.  Pursuant to and in accordance with the provisions of Section 3815(f) of the Act, and notwithstanding anything to the contrary contained in this Trust Instrument, an agreement of any merger or consolidation approved in accordance with this Section 10.5 may effect any amendment to the Trust Instrument or effect the adoption of a new trust instrument of the Trust if it is the surviving or resulting trust in the merger or consolidation.  Any merger or consolidation of the Trust other than as described in the foregoing provisions of this Section 10.5 shall, in addition to the approval of the Trustees, require a Majority Unitholder Vote.  Nothing in this Section 10.5 shall require, however, Unitholder approval of any transaction whereby the Trust acquires or assumes all or any part of the assets and liabilities of any other entity.

Section 10.6

Filing of Copies, References, Headings.  The original or a copy of this Trust Instrument and of each amendment hereof or Trust Instrument supplemental hereto shall be kept at the office of the Trust where it may be inspected by any Unitholder.  Anyone dealing with the Trust may rely on a certificate by an officer or Trustee of the Trust as to whether or not any such amendments or supplements have been made and as to any matters in connection with the Trust hereunder, and with the same effect as if it were the original, may rely on a copy certified by an officer or Trustee of the Trust to be a copy of this Trust Instrument or of any such amendment or supplemental Trust Instrument.  In this Trust Instrument or in any such amendment or supplemental Trust Instrument, references to this Trust Instrument, and all expressions like “herein,” “hereof” and “hereunder,” shall be deemed to refer to this Trust Instrument as amended or affected by any such supplemental Trust Instrument.  Headings are placed herein for convenience of reference only and in case of any conflict, the text of this Trust Instrument rather than the headings, shall control.  This Trust Instrument may be executed in any number of counterparts each of which shall be deemed an original.

Section 10.7

Applicable Law.  The trust set forth in this instrument is made in the State of Delaware, and the Trust and this Trust Instrument, and the rights and obligations of the Trustees and Unitholders hereunder, are to be governed by and construed and administered according to the Act and the laws of said State; provided, however, that there shall not be applicable to the Trust, the Trustees or this Trust Instrument (a) the provisions of Section 3540 of Title 12 of the Delaware Code or (b) any provisions of the laws (statutory or common) of the State of Delaware (other than the Act) pertaining to trusts which relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums payable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees, which are inconsistent with the limitations or liabilities or authorities and powers of the Trustees set forth or referenced in this Trust Instrument.  The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust under Delaware law.  The Trust specifically reserves the right to exercise any of the powers or privileges afforded to trusts or actions that may be engaged in by trusts under the Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

Section 10.8

Amendments.  Except as specifically provided herein, the Trustees may, without Unitholder vote, amend or otherwise supplement this Trust Instrument by making an amendment, a Trust Instrument supplemental hereto or an amended and restated trust instrument.  Unitholders shall have the right to vote: (i) on any amendment which would affect their right to vote granted in Section 6.1, (ii) on any amendment to this Section 10.8, (iii) on any amendment for which such vote is required by law and (iv) on any amendment submitted to them by the Trustees.  Anything in this Trust Instrument to the contrary notwithstanding, any amendment to Article IX hereof shall not limit the rights to indemnification or insurance provided therein with respect to action or omission of any persons protected thereby prior to such amendment.

Section 10.9

Fiscal Year.  The fiscal year of the Trust shall end on a specified date as determined from time to time by the Trustees (the “Fiscal Year”).

Section 10.10

Provisions in Conflict with Law.  The provisions of this Trust Instrument are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act, the regulated investment company provisions of the Code, as may be amended from time to time, if applicable, or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Trust Instrument; provided, however, that such determination shall not affect any of the remaining provisions of this Trust Instrument or render invalid or improper any action taken or omitted prior to such determination.  If any provision of this Trust Instrument shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provisions in any other jurisdiction or any other provision of this Trust Instrument in any jurisdiction.

Section 10.11

Allocation of Certain Expenses.  Each Unitholder will, at the discretion of the Trustees, indemnify the Trust against all expenses and losses resulting from indebtedness incurred in connection with facilitating (i) requests pending receipt of the collected funds from investments sold on the date of such Unitholder’s redemption request; (ii) redemption requests from such Unitholder who has also notified the Trust of its intention to deposit funds in its accounts on the date of said redemption request; or (iii) the purchase of investments pending receipt of collected funds from such Unitholder who has notified the Trust of its intention to deposit funds in its accounts on the date of the purchase of the investments.

Section 10.12

Power of Attorney.  Each Unitholder hereby appoints each of the Trustees and each of the officers of the Trust his or her attorney-in-fact for purposes of filing required certificates and documents relating to the formation and continuance of the Trust under Delaware law or signing all instruments effecting authorized changes in the Trust this Trust Instrument and conveyances and other instruments deemed necessary to effect the dissolution or termination of the Trust.  The power of attorney granted in this Trust Instrument is a special power-of-attorney coupled with an interest in favor of the officers of the Trust and each of the Trustees  and as such is irrevocable and continues in effect until all of such Unitholder’s Units have been withdrawn pursuant to a repurchase or redemption of the Units or a transfer to one or more transferees that have been approved by the Trustees for admission to the Trust as substitute Unitholders.

IN WITNESS WHEREOF, the undersigned, being the Trustee of the Trust, has executed this Declaration of Trust as of the date first above written.

By: __/s/ Gary W. Gould Gary W. Gould As Trustee and not Individually